Exhibit 99.1

March 20, 2018

Dear Fellow Shareholders,
It has been another successful year transforming our business. Many parts of the company are undergoing change, and I am pleased with the interim results demonstrating we are on the right path. I would like to reflect on our accomplishments for 2017, and give you an update on where we are heading.
In 2015, we created a new company-wide strategy and launched the plan to get us there. Despite the many complex dimensions of our plan affecting nearly every part of the company, we have two simple priorities: quality excellence and profitable growth. Fully embracing quality in all aspects of what we do is essential. It is more than table stakes. It has to be a competitive advantage. And among the many choices we face, we must clearly deploy our talented associates and valuable capital to the most accretive alternatives. In 2017, we demonstrated strong results in both areas.
Foundational Improvements - Quality
Our dedicated associates took big strides forward with our quality program in 2017. We demonstrated our return to compliance resulting in a successful FDA reinspection and lifting of the consent decree’s selling restrictions at our Taylor Street facility in Elyria, Ohio, which had been in place since December 2012. Beyond Elyria, we had inspections in several facilities with results that demonstrated our good and improving practices are taking hold broadly across the company. We continue to believe high performance in this area benefits customers, end-users, shareholders and employees. It will be an even greater competitive advantage in the future as we weave this into everything we do.
Continued Innovation
In parallel with strong quality programs, we strive to be great at delivering valuable healthcare innovations. In 2017, we introduced several new products that demonstrate our unique capabilities in this area, including two big ‘firsts.’ Our new complex power wheelchair, the TDX®-SP2 with LiNX® technology, is the first-ever power wheelchair with high-end complex rehabilitation functions that include wireless programmability, remote diagnostics and a touch-screen user interface for expanded utility. This was a major product release after years of development with deep customer- and user-insights. We also launched the informatics platform for our portable oxygen concentrator, the Platinum® Mobile, which adds useful functions that seamlessly connect end-users and their providers through smart mobile devices and a web portal. We believe access to healthcare information benefits users, their care givers, our customers who are essential to supporting in-service products, and payors. In 2017, these products and others contributed to our improving financial results.
Doing Business Simply
Our growth is also dependent on doing business simply. All around us, companies are redefining simple, efficient ways to conduct business that make doing business delightful. We see many opportunities to simplify the way we conduct business, eliminate process steps, shorten lead times and reduce cost. In 2017, we took actions to simplify how we do business and will continue to innovate in this area. We strive to be easy to do business with, so we become the preferred choice for solutions in our markets.
Culture
Business is all about people. We are fortunate to have so many great associates aligned with our mission of helping people. From our board of directors to employees throughout the company, we have an excellent group of engaged individuals working for our success. The success of our transformation will position us to do great things in the future, profitably. We are working to create a culture emphasizing quality and empowerment where people can take on significant opportunities and show what they and their teammates can accomplish.

Invacare Corporation
One Invacare Way, Elyria, OH 44035 USA
440-329-6000 www.invacare.com

Exhibit 99.1

2020 Goals
The goal of our multi-year transformation plan is to create a sustainably profitable company positioned to grow even further as an innovative medical technology company. The next way point on our journey is the commitment to achieve $100M of annual run-rate EBITDA. To get there, our plan aligns resources to grow sales and reduce costs. In Europe, we are forming centers of excellence for design, manufacturing and distribution that will create products more quickly and economically in ways that serve our customers better. In North America, we see the opportunity to build back our complex rehabilitation business with restored freedom to operate, new products and a strong sales team. We have focused on the most clinically valuable products with our post-acute care customers. We are bringing innovation to the growing respiratory market. Simplifying our business and enabling greater efficiencies will reduce cost. And in Asia/Pacific, our team continues to deploy the same strategy of growth and efficiency in its markets. We have a strong team and a diversified plan to get there.

Throughout our company’s history, we have focused on serving the needs of our customers and end-users. We are in the process of improving our financial performance as we do that. We are inspired by the potential to help people and do great things with our resources that reward our shareholders, foster an engaging workplace and help the people facing personal challenges make the most of their situation. We have made significant progress in the past three years and especially in 2017. Based on what we have done so far, I am confident we can get to our 2020 goals with a few more years of hard work and execution. I want to thank our shareholders for their support and our directors for their guidance and engagement. I want to thank our associates for so much great work. And, I invite all of you to join us on our mission of making life’s experiences possible.

Sincerely,

Matthew E. Monaghan
Chairman, President and Chief Executive Officer